Exhibit 10.27

ADDENDUM EMPLOYMENT AGREEMENT
ADDENDUM AGREEMENT made and entered into as of this 31th Day of December, 2014 between National Automation Services, Inc., a Nevada Company (the “Company, NAS and Subsidiaries, we, or us") having an address at P.O. Box 400775, Las Vegas NV 89140 and Robert W Chance (“Employee”), residing at 37152 Wild Rose Lane, Murrieta CA 92562.

W I T N E S S E T H:

WHEREAS, Employee is presently engaged by the Company; and

WHEREAS, the Company and the Employee desire to set forth the terms of the President and Chief Executive Officer's services with the Company, pursuant to the terms and conditions hereof

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree with each other as follows:

1. Term of Employment. The Company agrees to and does hereby employ Employee, and Employee agrees to and does hereby accept employment by the Company, as the Chief Executive Officer of the Company, subject to the supervision and direction of its Board of Directors, for a period of eighteen months (18) commencing on the date of the agreement and concluding on June 30, 2016 (the "Term"), after which it will continue until such time unless written notice of modifications, resignation or termination is provided.

2. Duties of Employee. Employee shall devote such time, attention and energy to the affairs of Company as shall be reasonably required to perform the duties hereunder, and, in pursuance of the policies and directions of the Board of Directors, Employee shall use his best efforts to promote the business and affairs of the Company.  The duties and responsibilities in fulfilling this Chief Executive Officer are as follows:
A.	As Chief Executive Officer, you will have complete operational responsibility for NAS and any subsidiaries NAS owns and operates and take direction from its Board.
B.
As Chief Executive Officer, responsible for attending the board meetings where all the board members meet to discuss the current and future operations of the business; for drawing and implementing proper strategies/ policies for the growth and expansion of the business as required; focus the resources of the business to augment the profit making of the business; check the social responsibilities of the business as a whole are met (for example throwing fundraisers); setting up the long-term goals for the business, direct the entire department heads to move towards the goals.

C.
As Chief Executive Officer, you will be responsible for ensuring the Company and its Subsidiaries meet the required timing, preparation, and review of ‘unaudited’ and ‘audited’ financial statements for sole purpose of ‘required’ external “SAS 100 Interim Reviews’ and/or ‘Audits’ in accordance with the rules and regulations governed by the Security and Exchange Commission (“SEC”) in accordance with the generally accepted accounting principles (“GAAP”) of the United States of America.

D.
As Chief Executive Officer, as the face of an organization, required to represent the company in the public. This could include such activities as participating in meetings with stockholders and stakeholders, advocating for the organization in the business and political arenas, and developing relationships with strategic partners and clients.

E.
As Chief Executive Officer, supervise the general operations of an organization, including human resources, finances, sales, production and physical resources. Responsible for all legal requirements, product and service delivery, upholding quality standards and ensuring the organization’s financial health

F.	As Chief Executive Officer, you will be responsible to report directly to the Board of Directors as required.
G.	As Chief Executive Officer, you will be responsible to report to any board committees that the Company’s Board of Directors designates.

3a. Compensation, in general:

In consideration of the Employee's services pursuant to this Agreement, Company shall pay to Employee, during the period of Employee's employment under this Agreement (the "Compensation"), Long Term Incentive Compensation, Base Salary, Bonuses, and other benefits. Compensation shall be payable in accordance with the Company's customary procedures for payroll of employees, subject to any applicable tax and payroll deductions.

3b. Compensation, specific:

I.           Base Compensation. In consideration of the Employee's services pursuant to this Agreement, Company shall pay to Employee, during the period of Employee's employment under this Agreement (the "Base Compensation"), (i) a salary at the rate of One Hundred Five Thousand Dollars ($105,000) per annum period in accordance with the terms and conditions of this Agreement, commencing on January 1, 2015.  The Base Compensation shall be payable at least monthly in equal installments, in accordance with the Company's customary procedures for payroll of employees, subject to applicable tax and payroll deductions.  Should the company be unable to pay the salary at any one time, or period of time, or it predictively cannot pay, or would be in the best interests of the Company not to pay, then the Base Compensation maybe forgiven, deferred, or converted into shares.  If converted it will be at a 50% discount to the then current market price upon when written notice is provided by the Employee (ALT Comp Option).   The Employee will give the Company up to seventy five (75) business days to remedy before this the ALT Comp Option is executed.

II.           In addition to Duties of Employee set forth in paragraph 2, pursuant to this Agreement, Employee shall receive, as additional annual compensation which includes Stock Options, Restricted Shares, and any Performance Units, along with annual cash bonuses for the services to be rendered by Employee under this Agreement, incentive compensation based on the Company’s overall execution of corporate strategy  and personal achievement towards the Company’s stated objectives which would involve growth and acquisition strategy, fund raising efforts, etc. in their development stage and upon growth maturity as follows:
A.	ESOP To be paid at up 300% of base, vesting pro rata over three years
B.	Restricted Stock either preferred or Common or both to be paid up to 300% of base, vesting pro rata over three years
C.	Performance Units to be paid up to 300% of target performance
D.	Bonuses in annual cash consideration up to 300% and may be converted into shares at the closing market price of the effective date the bonus is earned.
E.
Sign on Bonus equal to 110,000 shares of common stock (valued at $0.01) will be issued as additional incentive and for compensation for duties as Chairman of the Board along with 35,000 Stock Options with an exercise price of $0.01.

III.           Employee, at Employee's option, may defer up to 50% of his financial compensation, for up to 180 days.  The Company will incur and pay interest on deferred compensation at a rate 6% interest annually.  This compensation maybe converted to company stock at the employee’s option using the preceding formula.

IV.           Employee shall, upon execution of this Agreement, be entitled to compensation equal to annual salary in consideration thereof, and in addition to the other compensation stated in this Agreement. This sum is considered fully earned and upon execution, payable immediately, quarterly, or other mutually agreeable periodic basis. This payment, at the Employee’s option maybe paid in partial or in whole in company stock at a fifty (50%) discount to the ten day trading average if the Company is unable to pay upon agreeable terms.  Right to this payment survives any termination of employment.

4. Other Benefits.
A.
During the term of this Agreement the Employee shall be able to participate in all insurance and benefit plans (i.e. health care, life insurance, disability, retirement, etc.), stock options, profit sharing plans, and travel accidental death and dismemberment plans adopted by the Company for executive exempt employees. The Employee agrees to aid the Company in procuring such insurance, including submitting to a physical examination, if required, and completing any and all forms required for application for any insurance policy.

B.
During the term of this Agreement, the Company will purchase a minimum of $1,000,000.00 payable Life Insurance for the Employee (to the benefit of his heirs or designated beneficiaries).  If it is determined that this is impractical due to financial shortfalls of the Company, then the Company will issue out equal to, the amount of premium this would cost as quoted by written notice of Employee, in shares of common stock for a period to maintain over the Term of the Agreement.

C.	During the term of this Agreement, the Company will purchase Long Term Disability Insurance for the Employee.
D.	Employee shall be entitled to 28 days of vacation for each year of the Term not including holidays.

5.  Employee Expenses.
A.
Travel.  The Company shall pay all ‘travel and related’ out-of-pocket expenses and reimburse Employee for all reasonable and necessary expenses incurred by him in connection with his duties hereunder, upon submission by Employee to the Company of such reasonable evidence of such expenses as the Company may require. The Company shall authorize a standing travel expense account or similar from which Employee may draw funds for travel, and for which Employee must submit reasonable evidence of such expenses as the Company may require.

B.
Office Expense.  The Company shall pay for Employee (at his discretion) to maintain an office at a commercial location of his choosing.  The Company shall authorize up to nine thousand dollars per year for an annual lease, inclusive of utilities, internet service, and other reasonable office expenses.  The Company shall authorize payment of up two thousand dollars for office set-up (e.g., office furniture, phones, internet set-up, electronics/computers, labor etc.).  The Company agrees to pay any amounts legally due under the terms of the annual lease without regard to Employee's current employment status or early termination.

C.
Professional and Trade Associations.  The Company shall pay reasonable expenses for Employee, at his option, to join or to maintain memberships in organizations for professional development and professional trade associations related to the areas of business in which the Company is active.

6. Disclosure of Information. The Employee shall, during his employment under this Agreement and thereafter, keep confidential and refrain from disclosing to any unauthorized persons all data and information relating to the respective businesses of the Company or any of its subsidiaries.

7. Information and Intellectual Property.
A.
The Employee shall promptly disclose to the Company in writing, any and all cash flow models, financial statements, schedules, etc., whether or not copyrightable or patentable, secret processes and "know-how," conceived by the Employee during the term of his employment by the Company (the "Employee's Work Product"), whether alone or with others and whether during regular working hours and through the use of facilities and property of the Company or otherwise, which directly relates to the present business of the Company. Upon the Company's request at any time or from time to time during the Term of the Employee's employment, the Employee shall (i) deliver to the Company copies of the Employee's Work Product that may be in his possession or otherwise available to him, and (ii) execute and deliver to the Company such applications, assignments and other documents as it may reasonably require in order to apply for and obtain copyrights or patents in the United States of America and other countries with respect to any Employee's Work Product that it deems to be Copy right able or patentable, and/or otherwise to vest in itself full title thereto.

B.
All documents that pertain to the Company, including but not limited to the Employee's Work Product, shall be the sole and exclusive property of the Company. Upon the termination of the Employee's employment, all such documents that may be in his possession or otherwise available to him or shall thereafter come into his possession or control shall be returned to the Company.

C.
During the course of normal operations, the Employee may need to electronically transmit confidential information to the Company and to outside shareholders, specialists, consultants, and auditors. The Company agrees to the use of e-mail and other electronic methods to transmit and receive information including confidential information, between the Employee, outside shareholders, investors, specialists, consultants, and auditors.

8. Non-Compete. Employee agrees that Employee shall not accept employment, participate in (as an equity holder, partner or manager), or enter into a vendor or independent contractor relationship with any entity that is in direct competition with the Company or its subsidiaries in the same state or states during the Term.

9. Termination. This Agreement and Employee's employment may be terminated in any one of the followings ways:
A.
Death. The death of Employee shall immediately terminate this Agreement with severance compensation due to Employee's estate equal to the remaining balance of the first year's compensation, but no severance compensation shall be due in any year thereafter.  Death of Employee shall not terminate any unexpired stock options that were held by Employee and will become part of his estate.

B.
Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for more than (1) consecutive month, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such one (1) month period, but which shall not be effective earlier than the last day of such one (1) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate this employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within fourteen (14) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall (i) receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, the remaining pro rata annual salary for the remaining portion of the current year’s compensation, all bonus and incentive compensation earned or otherwise entitled to had no disability occurred, and all shares or options due to Employee under this Agreement, or otherwise guaranteed by the Company to Employee by other agreement or operation of law.

C.
Termination with Good Cause. The Company may terminate this Agreement ten (30) days after written notice to Employee for "Good Cause," which shall mean any one or more of the following: (1) Employee's willful, knowing, material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company.  In the event of a termination for Good Cause, as enumerated above, Employee shall have no right to any severance compensation other than 60 days of income and prorated bonuses already earned or would have been earned within 60 days following the date of termination.

D.	Termination without Good Cause.
i.
By Employee.  At any time after the commencement of employment, Employee may, without cause, voluntarily terminate his employment by 30 days written notice to the Board of Directors.  If Employee voluntarily terminates his employment, the Employee shall be entitled to receive (a) the balance of all compensation due to Employee at termination during the first 365 days of this Agreement as if no termination occurred, (b) plus all additional benefits and compensation due for 60 days beyond Employee's last day of employment; (c) all other unpaid benefits due and owing for 60 days beyond Employee's last day of employment.  If the Company is unable to pay this amount then this amount becomes convertible at the option of the Employee at a conversion price equal to 80% discount to the lowest closing 30 day price previous to the Notice.

ii.
By Employer.  Employee may only be terminated without Good Cause by the Company during the Term hereof if such termination is approved by any four members of the Board of Directors of the Company, provided that the Employee receives at least one (1) month written notice. Should Employee be terminated without Good Cause during the Term of this Agreement, Employee shall receive from the Company, within 30 days, all shares or options due to the Employee under this Agreement or under any other agreement of the Company or by operation of law plus two times the annual base salary in additional company stock.  Employee retains the right to calculate a reasonable conversion price using the lowest stock price during the 20 day period after the Notice.  Further, if Employee is terminated without Good Cause the Employee shall be entitled to receive: (a) the balance of all compensation for that current fiscal year and two times all annual cash compensation due for the remainder of the Term, (b) a prorated portion of any discretionary incentive bonus compensation to which the Employee would have been entitled to for the Term during which the termination occurred had the Employee not been terminated, (c) all other unpaid benefits due and owing for 180 days beyond Employee's last day of employment, and (d) continuation of premium payments to maintain life insurance and long-term disability insurance for a minimum of six (6) months following termination.  Any shares, units, or options assigned but not already vested will become immediately vested and earned.

10. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses by the Company shall be mandatory. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.  The Company agrees that it shall maintain customary and usual directors' and officers' insurance.

11. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

12. Assignment. Employee shall not be entitled to assign his rights, duties or obligations under this Agreement.

13. Amendments. The terms and provisions of this Agreement may be amended or modified only by a written instrument executed by the party to be charged by such amendment or modification.

14. Governing Law. The terms and provisions herein contained and all the disputes or claims relating to this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of California, without reference to its conflict of laws principles.

15. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16. Merger and Severability. This Agreement shall constitute the entire Agreement between the Company and Employee with respect to the subject matter hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

17. Counterparts; Facsimile. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures the day and year first above written.

National Automation Services, Inc.

December 31, 2014
Robert Chance	Date
Chief Executive Officer and Chairman of the Board of Directors of NAS

Independent Director of the Board
Sean Sego – compensation committee